Exhibit 11.1

CODE OF ETHICS AND INTERPRETATIONS

SK Telecom

Table of Contents

1. Customers
2. Shareholders
3. Employees
4. Business Partners
5. Public
6. Nation & Society
     A. Regulatory Compliance
     B. Social Contribution
     C. Environmental Protection
7. Professional Conduct for Employees

    Additional Clauses

     Based on SK’s unique corporate culture, SKMS, SK Telecom (the “Company”) Employees shall maximize value for the Company’s customers, shareholders and Employees, and shall seek mutual development with its stakeholders. To achieve this as well as to ensure fair and transparent business management, the Code of Ethics, which will serve as the basis for Employees’ conduct and judgment, shall be enacted and complied with so that Employees build a world-class company that society trusts and continuously develops.

1. Customers

Exert best efforts to implement customer-focused business management.

➢	Embrace values desired by customers as the overriding basis for all business decisions.

➢	Create and provide products and services that will satisfy customers.

➢	Respect the voice of customers with the mindset that “the customer’s demand is always right,” speak only the truth, and always keep promises to customers.

     Customer-focused business management means that the Company shall carry out business activities with a customer-focused mindset and make decisions from the customers’ perspective. This will lead to enhanced customer satisfaction, and will lay a solid foundation for the Company to continuously grow and develop. “Values desired by customers” are those that customers believe they need and are willing to pay for. These values include convenience, usefulness, psychological satisfaction, etc., that can be acquired from Company products. Therefore, embracing values desired by customers as the overriding basis for all business decision means that the focal point of all business activity should be in identifying values, recognized and unrecognized, important to customers, and informing customers so that they realize how products match their values.

     Also, Employees shall always be polite and listen carefully to customers until they finish speaking, and exert best efforts to resolve issues raised by customers by putting themselves in the customers’ shoes.

2. Shareholders

Endeavor to increase shareholders’ value through shareholder- and transparency-oriented business management.

➢	Enhance the value of the Company through efficient business management, and respect shareholders’ needs, suggestions, and decisions.

➢	Business management documents shall be prepared based on related laws, regulations and accounting practices, and shall be disclosed in accordance with the relevant regulations.

     It can be said that our Employees are carrying out the Company’s business with a mandate from the shareholders. Employees, therefore, shall work faithfully and diligently to increase the value of the Company. To this end, Employees shall not only develop new technologies but also introduce new management techniques to promote management innovation. Also, Employees shall develop and implement long-term growth strategies that include introducing new businesses to ensure the Company’s continued growth. When all of these efforts come together, the Company shall leap into the league of recognized world-class corporations.

     Also, Employees shall swiftly and fully, without any addition or omission, follow all related laws and regulations. Employees shall disclose all information necessary to protect shareholders’ interests. Furthermore, the Company shall exert best efforts to protect shareholders’ legitimate right to vote and right to know, and shall ensure that shareholders’ opinions are effectively reflected in management activities through active and sincere investor relations programs.

3. Employees

The Company shall endeavor to create an environment in which Employees can voluntarily and willingly work, and to support their growth and development.

➢	Treat Employees fairly based on their capabilities and achievements.

➢	Provide opportunities for training and developing capabilities so that Employees can develop into competitive human resources in the workplace.

➢	Provide support so that Employees can successfully balance their work and personal lives.

     Every individual Employee is the Company’s most valuable asset and the source of the Company’s competitiveness. It is each Employee that enables the Company to continuously grow and develop as a world-class company. Therefore, the Company not only respects every Employee as an independent person, but also evaluates and compensates each Employee according to the Employee’s capability and achievement through the application of fair standards. Also, the Company shall provide equal opportunity to all Employees on a non-discriminatory basis without regard for academic background, gender, religion, birthplace, age, disability, marital status, nationality, race, etc.

     Also, the Company shall put in place systems to stimulate and actively support Employees so that they can become independent and creative talents. Employees shall actively use these opportunities, exert great efforts to realize personal developmental goals, and build capabilities that are conducive to the Company’s business.

     The Company shall actively support various cultural and leisure activities in a wide range of fields to enrich the lives of its Employees.

4. Business Partners

Provide fair opportunities to the Company’s business partners, support them to enhance their competitiveness, and seek mutual benefits and joint development. Show mutual respect for competitors and engage in fair competition.

     All transactions should be carried out on a level playing field and performed with mutual respect, adopting transparent and fair means. The Company shall provide support such as assisting in technological development, transferring business management techniques, etc. to business partners to enhance their competitiveness.

     To ensure the execution of fair transactions, an Employee should not use one’s superior position to make improper demands. For example, as a condition of signing a contract, an Employee should not demand Money or Other Valuables, Treats, and/or favors, nor unilaterally change the terms and conditions of a contract, such as delivery date or price.

     For a company to continuously grow and develop, competition is a must. A company must make best efforts to develop new technologies and pursue continual management innovation so that it can move ahead of the competition and display its capabilities.

5. Public

Build a company that the public trusts through the creation of new values and by conducting public relations activities in line with social norms.

➢	Develop new products and services through continuous innovations and challenges, and perform business management activities that serve as a positive role model for society.

➢	Honestly and faithfully inform the public about the Company’s products and services, employing methods that are in line with social norms.

     A company should develop and provide new products and services that are beneficial to the public. However, these actions alone cannot serve as a model for society. It is only when the company establishes a corporate culture based upon fair, transparent and ethical management, that the Company can serve as a model for society.

     Employing methods that are in line with social norms means that the company does not use false, exaggerated, or misleading expressions in its advertisements or public relations campaigns to mislead the public.

6. Nation & Society

A. Regulatory Compliance

Comply with the relevant laws and regulations of the region where business is being carried out and respect the local culture.

     To promote a variety of businesses in various regions around the world, the Company should not only adhere to global standards, such as OECD’s “Convention on Combating Bribery of Foreign Public Officials in International Business Transactions,” and the relevant laws and regulations of the country, but also respect the local culture, including religious and cultural practices. In particular, Employees dispatched overseas should not simply rely on Korean culture and common practices when conducting business, but exert best efforts to comply with local laws and regulations and understand the local culture through advice from a local law firm and other local sources. Also, Employees shall contribute to the national development by faithfully implementing governmental policies related to business activities.

B. Social Contribution

Contribute to social development by volunteering with educational, cultural, and welfare charities.

     In modern society, corporate influence on society is continuously increasing. Therefore, companies are not only required to exercise a high level of ethical standards for fair and transparent business management, but they are also required to contribute more to charitable causes. In this respect, the Company has launched Social Volunteering Groups, not only to improve the overall level of culture, sports, and arts of our society, but also to exert best efforts in activities that bring warmth and care to the less fortunate in our society. Thus, the Company has been increasing its funding and scope of these activities each year. Employees should actively participate in such charitable activities to contribute to social development.

C. Environmental Protection

Execute environmentally-friendly business management and participate in activities to protect the environment.

➢	Provide environmentally-friendly products and services through unwavering dedication to research and technological development.

➢	Recognize the importance of environmental protection and participate in nature preservation activities.

     Employees shall not only conserve resources, reduce the output of pollutants and wastes, and protect the environment, but also research and develop ways to minimize harm to the environment when introducing new products and services.

     Furthermore, Employees shall not only actively participate in activities for environmental protection and cooperate with various environmental protection groups to exert best efforts in providing a beautiful environment to future generations, but they shall also do their utmost to comply with environmentally-related laws and regulations and ensure that the Company’s business management activities are in harmony with the surrounding environment. In the short term, such activities for environmental protection may be seen as increasing costs, but they are a must for the Company to continuously grow and develop, because they will turn into profits in the long term.

7. Professional Conduct for Employees

Employees shall embrace sound ethical standards and preserve honor and decorum.

a.	Comply with social norms as a good citizen.

b.	Perform given tasks faithfully based on SKMS.

c.	Ensure fair execution of given tasks and responsibilities by differentiating professional interest from personal interest, and ensure that there is no conflict of interest between oneself and the Company.

d.	Protect the Company’s assets and information.

e.	Seek self-development to build world-class competitiveness and cultivate members.

f.	Maintain proper behavior in the workplace and create a culture based on mutual trust and respect.

a.	Comply with social norms as a good citizen.

–	Each and every Employee’s social activity plays an important role in determining the Company’s image. Therefore, Employees shall always maintain their dignity with modesty and proper behavior, and shall not conduct themselves to in any way invite criticism from society.

b.	Perform given tasks faithfully based on SKMS.

–	Employees shall observe SK’s own corporate culture SKMS, and pursue SUPEX. Through this process, they shall set targets for themselves, and exert best efforts to achieve them. Also, Employees shall clearly understand the given roles and responsibilities and comply with the Company’s internal regulations and procedures.

c.	Ensure fair execution of given tasks and responsibilities by differentiating professional interest from personal interest, and ensure that there is no conflict of interest between oneself and the Company.

–	When there is a conflict of interest between oneself and the Company, Employees must give priority to the Company’s interest and reputation. Once personal interest is formed in relation to one’s work, personal interest takes precedence in the decision-making process, and thus more attention is paid to one’s personal gain or loss rather than the Company’s. In the end, there is a high probability that this situation could have a negative impact on the Company. Therefore, an Employee should not receive

Money or Other Valuables, Treats and/or favors from any work-related individual or entity, so as not to create a situation where the Company’s interest is in conflict with one’s own interest.

d.	Protect the Company’s assets and information.

–	The Company’s tangible and intangible assets are the means to enhance the Company’s value, and thus Employees should not only treat them with the special care they would usually give to their own assets, but also not use them for personal purposes. Employees should not generate any unnecessary expense because there is money left in the budget, and should not misappropriate the budget for any other purpose.

The Company’s information can be easily exposed due to active exchanges over the internet. Employees should be vigilant in protecting the Company’s information and never disclose any of the Company’s information without prior approval from the Company. In particular, Employees should recognize that illegal disclosure of customer information may not only bring about fatal loss to the customer, but also to the Company.

e.	Seek self-development to build world-class competitiveness and cultivate members.

–	Employees should equip themselves with world-class competencies to grow and develop the Company into a leading global company. To achieve this, Employees should not only proactively respond to changes but also continuously endeavor to move one step ahead of others by becoming a leading expert in their respective fields. Senior Employees should not only work on improving their own competitiveness, but should also use their utmost best efforts to provide necessary training opportunities and transfer their own know-how to improve the skills of their team members.

f.	Maintain proper conduct in the workplace and create a culture based on mutual trust and respect.

–	Interpersonal relationships are important to ensure a pleasant life in the workplace. When interpersonal relationships are strained in the workplace, cooperation and coordination between Employees cannot take place smoothly. Consequently, it is difficult to fulfill one’s responsibilities. Therefore, Employees should actively praise and encourage one another and maintain basic etiquette in the workplace, such as providing others with professional courtesy, refraining from acts of sexual harassment, using proper forms of address and wearing proper attire.

There should be mutual trust and respect among Employees for the Company to continuously grow and develop. Employees need to recognize the Company’s common goals and through active exchanges of personnel and information prevent discords or the creation of barriers within the Company. It is also necessary for Employees to take initiatives, cooperate with one another, and show strong dedication to work in order to complete the given tasks thoroughly and responsibly.

Additional Clauses [September 2002]

1.	Implementation Date

This Code of Ethics shall be implemented on the date of its proclamation and the previous Employee Code of Conduct shall be replaced and superceded.

2.	Code of Ethics Implementation Guideline

To ensure that employees thoroughly implement the Code of Ethics, the former Employee Code of Conduct Guideline, which outlined the procedures to be followed by Employees in relation to an Employee’s conflict of interest with the Company, acceptance of Money or Other Valuables, Treats and Favors etc., shall be renamed the Code of Ethics Implementation Guideline (“Implementation Guideline”)

3.	Reward and Discipline

1)	An Employee who complies with the Code of Ethics and distinguishes oneself in ethical business conduct may be rewarded in accordance with the Company’s internal rules.

2)	An Employee who has acted against the Code of Ethics and the Implementation Guideline may be disciplined in accordance with the Company’s internal rules.

4.	Consult and Advise

If an Employee has any questions or concerns in interpreting and implementing the Code of Ethics and the Implementation Guideline, such Employee may consult with the head of the audit department.

5.	Order of Precedence

This Code of Ethics is the foundation of the implementation of ethical business management and shall take precedence over any other internal regulation.

Additional Clauses [July 2004]

1.	Date of Enforcement

This Code of Ethics shall take effect from the date of its issuance and the previous Code of Ethics shall be repealed.

2.	Revised Code of Ethics Implementation Guideline

The Code of Ethics Implementation Guideline has been revised and put into effect to ensure that Employees correctly interpret and implement the Code of Ethics.

3.	Ethics Committee

The Ethics Committee will be in operation to promote the Company’s ethical management activities.

4.	Help Line

If there are any questions related to interpreting or implementing the Code of Ethics and the Code of Ethics Implementation Guideline, Employees should contact the Head of the Ethics Management Team and seek advice.

5.	Scope of Application

This Code of Ethics is applicable to the Company (including its overseas companies) and all Employees of the Company. Also, make efforts to help business partners to understand the relevant clauses and encourage their active participation.

CODE OF ETHICS IMPLEMENTATION GUIDELINE

SK Telecom

Table of Contents

1. Fair Execution of Work
     A. Money or Other Valuables
     B. Treats & Accommodations
     C. Conflict of Interest
2. Protection of Assets and Information
3. Self-reporting and Reporting of Others
4. Code of Ethics Implementation Guideline Compliance Obligations
5. Definitions

    Additional Clauses

     The objective of this Code of Ethics Implementation Guideline is to provide a basis for Employees’ conduct and judgment so that Employees can correctly understand and implement the “Professional Conduct for Employees,” which is a part of the Code of Ethics.

1.	Fair Execution of Work

A.	Money or Other Valuables

Employees should not receive from nor offer Money or Other Valuables to the Company’s business partners.

1)	When Employees have received Money or Other Valuables, despite this Code of Ethics, they shall take the following steps and report the incident to their immediate supervisor and the “Help Line operated by the Ethics Management Team (ethics.sktelecom.com)”:

a)	If possible, immediately return the received Money or Other Valuables.

b)	If it is difficult to return it,
Send the Money or Other Valuables to one of the Company’s Social Volunteering Groups.
The Social Volunteering Group shall donate the relevant Money or Other Valuables to its sister organization.

2)	Exceptions

a)	PR or promotional event item The item will have the logo or name of either the Company or its business partner, and the price of the item shall be reasonable, according to prevailing social norms.

b)	Money given to congratulate or express condolence In the spirit of lending a helping hand, the amount shall be reasonable, according to prevailing social norms.

c)	Flowerpot gift
In relation to a promotion, death, or inauguration, the offering of a flowerpot or wreath shall be reasonable, according to prevailing social norms. (However, it is recommended that a flowerpot be properly disposed of by being given to one of the Company’s Social Volunteering Groups.

B.	Treats and Accommodations

Employees should not receive, nor offer, Treats or Accommodations to the Company’s business partners.

1)	If Treats or Favors were exchanged despite this Code of Ethics, Employees should report this to their immediate supervisor and the “Help Line operated by the Ethics Management Team (ethics.sktelecom.com)”. However, exceptions to this rule will be made for business dining or Accommodations to discuss or carry out business if the dinning or Accommodations were reasonable, according to prevailing social norms.

2)	If Treats or Favors shall be given or received in relations to any business activity, gain prior approval from the respective senior manager to transparently handle the relevant matter. However, even in such a case, it is recommended that the senior manager seek advice from the Ethics Management Team.

C.	Conflict of Interest

Employees should not create a situation where there is a conflict of interest between themselves and the Company. If such a situation arises, report it to the “Help Line operated by the Ethics Management Team (ethics.sktelecom.com)”.

Below are examples of a conflict of interest:

1)	If an Employee can exercise influence on the work for personal gain, or an Employee’s conduct or judgment can be influenced by:

a)	an Employee directly or through a 3rd party signing a contract or transacting with the Company.

b)	transacting with a competitor or a business partner through an Employee’s personal business.

c)	taking a position at a company that has an interest with the Company without prior approval.

d)	borrowing money from, jointly investing with, receiving a guarantee for a loan from, or renting real estate or tangible property from the Company’s business partner.

e)	receiving an allowance or compensation from the Company’s business partner.

f)	acquiring shares or bonds of the Company’s business partner.

g)	Act of a family member or a relative transacting with the Company, or the Company’s business partner, etc.

2)	If work-related information or such is used for wrongful personal gain:

receiving wrongful gain by using information acquired while performing work (for example, acquiring an asset or marketable security in a business the Company plans on buying, etc.)

2.	Protection of Assets and Information

A.	Protection of Assets

1)	Without the approval of the Company, Employees shall not use or provide to a 3rd party any of the Company’s assets for their personal benefit, or for the benefit of the 3rd party.

2)	Employees shall not transfer or lease the Company’s assets to themselves or a 3rd party at a low price, nor shall they have the Company buy or lease their asset or a 3rd party’s asset at a high price.

3)	Employees shall immediately report to the Company and take measures to minimize loss to an asset if a situation arises that would bring about a material loss to the Company’s asset.

4)	Employees shall appropriately use the Company’s budget according to its proper purpose.

B.	Protection of Information

1)	Employees shall not illegally provide customer information to a 3rd party.

2)	Employees shall not provide internally and externally the Company’s confidential internal information (including business partners’ information) without prior approval.

3)	Employees shall not wrongfully acquire information, nor use such wrongfully acquired information, even though the information can be useful to the Company.

3.	Self-reporting and Reporting of Others

A.	Procedure

The Head of the Ethics Management Team shall review the received reports and, if any violation is found, shall deal with the matter according to the following procedures.

1)	If Consideration is acknowledged, explain the objective of the Company’s ethics policies to the related Employee and the respective business partner and politely request that there be no recurrence. Also, the Company could ask for the return of the economic value equivalent to the accepted Money or Other Valuables, Treats and/or Accommodations.

2)	If there is a material situation warranting additional deliberation, the Head of the Ethics Management Team may report it to the Ethics Committee.

3)	If the conduct related to a conflict-of-interest warrants a follow-up measure, the Head of the Ethics Management Team may consult and relegate the matter to the relevant department, such as the human resources department.

B.	Protect Sources

1)	Protect the identity and maintain confidentiality

A source’s identity and the reported information need to be protected, and the source shall not be discriminated against or disadvantaged as a result of reporting such information.

2)	Reward for the information

a)	If reporting the information greatly contributes to the Company’s profits, a reward may be given.

b)	If the source has been involved in a breach of this Code of Ethics but reported the fact, the punishment or discipline for the wrongful act may be reduced or exempted.

4.	Code of Ethics Implementation Guideline Compliance Obligations

Employees shall comply with this Code of Ethics Implementation Guideline and all Employees shall have the obligation to report any violations of this Guideline.

5.	Definitions

A.	Reasonable according to prevailing social norms

Should be acceptable to the majority of those who have good common sense, not being of a level that would hinder anyone from performing work fairly, and should satisfy the following conditions:

1)	Should not have been coerced or demanded by using one’s superior position.

2)	Should not have felt reluctance in accepting or providing it.

3)	Should not go against social customs or practices.

4)	Should not be frequent or habitual.

5)	Should not be linked to an important period or purpose of a work in progress.

6)	Should not be of a level that would be deemed excessive compared to one’s personal income.

7)	The place of dining or drinking should be open to the public and not an illegally operating outfit.

8)	The transportation and Accommodation used by the business partner’s employees should be used for official business trips or visits.

9)	A souvenir or promotional item is distributed to many and unspecified persons.

* Note: Specific dollar amounts have not been attached to the phrase, “reasonable according to prevailing social norms,” to reinforce the principle that “Money or Other Valuables, Treats, or Favors cannot be received or provided.” If specific dollar amounts were listed, some may interpret the amounts listed as tolerable amounts for Treats and Favors, or believe that giving or receiving amounts slightly higher than the listed amounts is acceptable.

The Company did not provide specific amounts in order to prevent such cases from arising and because it respects its Employees’ integrity and judgments. However, the Company has provided some guidelines to assist Employees in maintaining ethical behavior and making prudent judgments.

B.	Money or Other Valuables

–	Cash, marketable securities (including gift certificates and club memberships), goods, etc.

C.	Treats

–	In return for Consideration, the act of paying for the other party, or having the other party pay for, expenses generated through any gathering or exchange, such as dining,

drinking, sports, entertainment, etc., with a business partner.

D.	Favors

–	Apart from Money or Other Valuables and Treats, receiving or giving lodging, transportation, sightseeing events, event support, etc., for the other party’s personal enjoyment.

E.	Consideration

–	Providing as Money or Other Valuables, Treats and/or Accommodations as an explicit or implicit condition rendered in return for some economic value.

F.	Employees

–	All Employees including officers, regular and contracted employees, and the members of the Company’s board of directors.

G.	Relatives

–	Includes one’s immediate family, as well as maternal, paternal, and spousal parents, grandparents, aunts/uncles, and cousins.

Additional Clauses [December 4, 2001]

1.	This regulation shall be enforceable from the date of issuance.

2.	Any act reported in accordance with the Employee Code of Conduct prior to the implementation of this regulation shall be regarded as being reported in accordance with this regulation.

3.	Any conduct which is related to a conflict of interest that was already underway prior to the implementation of this regulation shall be reported in accordance with this regulation.

Additional Clauses [September 2002]

1.	Date of Enforcement This Guideline shall be enforceable from the date of issuance.

2.	Code of Ethics Pledge
Even though an Employee has submitted a written pledge for the Employee Code of Conduct in accordance with the Employee Code of Conduct Procedures, the Employee shall submit a new written pledge for the Code of Ethics.

Additional Clauses [July 2004]

1.	Date of Enforcement This Guideline shall be enforceable from the date of issuance.

2.	Ethics Management Q&A “Ethics Management Q&A” shall be put in place in order for Employees to correctly understand and execute the Code of Ethics Guideline.